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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           CONTANGO OIL & GAS COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                        95-4079863
  (State or other jurisdiction                             (IRS Employer
        of incorporation)                               Identification No.)


                        3700 BUFFALO SPEEDWAY, SUITE 960
                              HOUSTON, TEXAS 77098
                    (Address of principal executive offices)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box X

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box

Securities Act registration statement file number to which this form relates:
                   (if applicable).
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Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                Name of Each Exchange on Which
            to be so Registered                Each Class is to be Registered
   ------------------------------------     -----------------------------------
  Common Stock, $0.04 par value per share          American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

            Title of Each Class                 Name of Each Exchange on Which
            to be so Registered                 Each Class is to be Registered
   ------------------------------------      -----------------------------------
                   None

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company's certificate of incorporation provides for the authorization of 50,000,000 shares of Common Stock. As of December 15, 2000, and after giving effect to the reverse stock split which occurred on December 1, 2000, 11,465,957 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and are not entitled to cumulative voting for the election of directors. Upon the liquidation, dissolution or winding up of the business of the Company, after payment of all liabilities and payment of preferential amounts to the holders of preferred stock, the shares of Common Stock are entitled to share equally in the Company's remaining assets. Pursuant to the Company's certificate of incorporation, no stockholder of the Company has any preemptive rights to subscribe for securities of the Company. The Common Stock is not subject to redemption.

         The Company has never declared or paid any cash dividends on its Common Stock. Management currently intends to retain future earnings, if any, for operations and to develop and expand our business and do not anticipate paying any dividends on its Common Stock in the foreseeable future.

ITEM 2.  EXHIBITS.

None

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                                         CONTANGO OIL & GAS COMPANY



Date:  January 16, 2001             By:  /s/ KENNETH R. PEAK
                                         -------------------------------------
                                         Kenneth R. Peak
                                         President and Chief Executive Officer

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